Exhibit 99.7

STANDSTILL AGREEMENT

A.
Knight agrees that, for a period commencing on the date of this [Standstill] Agreement and continuing until September 30, 2014, neither Knight nor any of its controlled Affiliates or subsidiaries will (and Knight will direct its Representatives not to act on its behalf) to in any manner, directly or indirectly: (a) (x) effect, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or (y) in any way knowingly assist, knowingly facilitate or knowingly encourage any other person to effect, offer or propose (whether publicly or otherwise) to effect or participate in (in each case other than by selling or tendering shares of the Company to any Person), (i) any acquisition of, or any tender or exchange offer for, any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company or any of its subsidiaries or controlled Affiliates, (ii) any merger or other business combination with the Company or any of its subsidiaries or controlled Affiliates or assets of the Company or its subsidiaries or controlled Affiliates constituting a significant portion of the consolidated assets of the Company and its subsidiaries, (iii) any recapitalization, restructuring, liquidation or dissolution of, or other extraordinary transaction with, the Company or any of its subsidiaries or controlled Affiliates, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its controlled Affiliates; (b) form or join in a Group (other than a Group comprised solely of Knight and its subsidiaries) with respect to the securities of the Company, including, without limitation, by entering into any tender or support agreements with a Person related to any of the actions set forth in this Section (A); (c) otherwise act, alone or with others, to seek representation on or to control or influence the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors of the Company; (d) take any action that would or would reasonably be expected to require the Company or Knight to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party (other than its controlled Affiliates, subsidiaries and Representatives) with respect to any of the foregoing. Knight also agrees during such period not to request (in any manner that would reasonably be likely to cause the Company or Knight to disclose publicly) that the Company or any of its Representatives, directly or indirectly, amend or waive any provision of this paragraph (including this sentence).

B.
Notwithstanding the foregoing, the provisions of this Standstill Agreement shall be inoperative and of no force or effect in the event of a Competing Transaction. “Competing Transaction” shall mean that a Person, other than Knight or its controlled Affiliates: (v) enters into an agreement with the Company or any of its subsidiaries providing for a purchase, merger, or consolidation, or any similar transaction, involving the Company or any of its controlled Affiliates in which, following consummation of such transaction, substantially all of the Persons or entities who, immediately prior to such transaction, had Beneficial Ownership of 50% or more of the voting power of the Company would not continue to beneficially own at least 50% of the voting power of the combined entity, (w) enters into an agreement with the Company or any of its controlled Affiliates providing for the purchase or other acquisition of, or purchases or otherwise acquires, more than 50% of the consolidated assets of the Company and its controlled Affiliates, (x) enters into an agreement with the Company providing for the purchase or other acquisition of, or purchases or otherwise acquires, Beneficial Ownership of securities representing 20% or more of the voting power of the Company, (y) commences a tender offer or exchange offer with respect to securities representing 50% or more of the voting power of the Company, or (z) (i) makes a public proposal or announcement in aid of attempting to enter into any of the agreements or transactions set forth in clauses (v) through (y) above and (ii) the Company provides such person with non-public information regarding the Company. In the event a Competing Transaction (as defined above) is not otherwise publicly disclosed by the Company, the Company shall promptly notify Knight in writing that this Standstill Agreement shall be inoperative and of no force or effect.

C.
In the event that Knight has filed an “exit 13D” with respect to USA Truck’s securities and has no obligation to publicly report its plans or proposals with respect to USA Truck (whether as a member of a Group or otherwise), Knight shall be permitted to make proposals to USA Truck’s Board of Directors (but only in a manner that would not reasonably be likely to cause or require USA Truck or Knight to disclose publicly that Knight made such proposal) regarding any of the transactions set forth in clause (A)(a)(i) – (A)(a)(iii) above.

D.
In the event that, during the term of this paragraph, USA Truck initiates a Process by which it intends to consummate any of the transactions set forth in Section B clauses (v) – (y) of the definition of Competing Transaction, USA Truck will provide Knight a reasonable opportunity to participate in such Process and make a proposal with respect to a potential transaction in connection with such Process, subject to whatever requirements it sets for participants in such Process (so long as such requirements are not designed or intended, directly or indirectly, to impair the ability of Knight to participate in the Process).

E.	All capitalized terms in this Standstill Agreement have the same meaning as set forth in the Settlement Agreement unless otherwise defined herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

USA TRUCK, INC.

By:	/s/ John Simone
Name:	John Simone
Title:	Chief Executive Officer

KNIGHT TRANSPORTATION, INC.

By:	/s/ Kevin P. Knight
Name:	Kevin P. Knight
Title:	Chief Executive Officer

KNIGHT CAPITAL GROWTH LLC

By:	/s/ Kevin P. Knight
Name:	Kevin P. Knight
Title:	Chief Executive Officer

Dated: February 4, 2014